UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported)
September 27, 2005
US Airways Group, Inc.
(Commission file number: 1-8444)
and
US Airways, Inc.
(Commission file number 1-8442)
(Exact Names of Registrants as specified in their charters)

Delaware	US Airways Group, Inc. 54-1194634
(State of Incorporation	US Airways, Inc. 53-0218143
of both registrants)	(I.R.S. Employer Identification Nos.)
111 West Rio Salado Parkway, Tempe, Arizona 85281
(Address of principal executive offices)
(480) 693-0800
(Registrants’ telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1 EQUITY INCENTIVE PLAN
EX-10.2 LETTER AGREEMENT / BRUCE R. LAKEFIELD
EX-10.3 EMPLOYMENT AGREEMENT / ALAN W. CRELLIN
EX-10.4 EMPLOYMENT AGREEMENT / JERROLD A. GLASS
EX-10.5 EMPLOYMENT AGREEMENT / ELIZABETH K. LANIER
EX-10.6 STOCK UNIT AWARD/AGREEMENT/W. DOUGLAS PARKER
EX-10.7 FORM OF STOCK UNIT AWARD AGREEMENT
EX-10.8 FORM OF STOCK APPRECIATION RIGHT AWARD AGREEMENT

Item 1.01 Entry into a Material Definitive Agreement.
      On September 27, 2007, US Airways Group, Inc. (“US Airways Group”) consummated the transactions contemplated by its plan of reorganization, including its previously announced merger transaction with America West Holdings Corporation (“America West Holdings”). As a result of the merger, America West Holdings became a wholly owned subsidiary of US Airways Group.
Letter Agreement with Bruce R. Lakefield
      On September 27, 2005, Bruce R. Lakefield entered into a letter agreement with US Airways Group and US Airways, Inc. (“US Airways”) regarding the various rights and claims Mr. Lakefield agreed to waive under his employment agreement with US Airways Group and US Airways dated April 19, 2004.
     Under this letter agreement, Mr. Lakefield agreed to waive his current and future rights and claims to payment under US Airways’ long-term bonus program, the Long-Term Incentive Plan (“LTIP”), or any successor plan, as described in his employment agreement, including any rights or claims for payments under the LTIP that become payable due to a change in control. Mr. Lakefield has also waived any rights or claims under his employment agreement to a payment following a change in control, as defined in the employment agreement, in an amount that equals three times the greater of (i) 125% of Mr. Lakefield’s unreduced base salary or (ii) the bonus Mr. Lakefield would have been paid under the LTIP for performance at “target level” for the performance period ending in the year of termination, provided Mr. Lakefield was a participant in the LTIP for that year.
Employment Agreements with Alan W. Crellin, Jerrold A. Glass and Elizabeth K. Lanier
     On September 27, 2005, US Airways entered into employment agreements with Alan W. Crellin and Jerrold A. Glass and both US Airways Group and US Airways entered into an employment agreement with Elizabeth K. Lanier, all of which were approved by the bankruptcy court as a modified assumption of the Severance Agreement between US Airways and Mr. Crellin dated June 26, 2002, as amended, of the Severance Agreement between US Airways and Mr. Glass dated April 8, 2002, as amended and of the Employment Agreement between US Airways and Ms. Lanier dated March 1, 2003, as amended, respectively. The principal terms of the employment agreements include the following:
     Term of Employment. The agreements provide for Mr. Crellin to serve as US Airways’ Executive Vice President-Operations, Mr. Glass to serve as US Airways’ Executive Vice President and Chief Human Resources Officer, and Ms. Lanier to serve as the Executive Vice President-Corporate Affairs, General Counsel and Secretary for US Airways Group and US Airways on an at-will basis. If a change of control, as defined in the agreements, of US Airways Group occurs, the agreement will become effective for a two-year term and will terminate at the end of the two-year period. The merger transaction between US Airways Group and America West Holdings constituted a change of control. Mr. Glass and Ms. Lanier gave notice of termination for good reason, as discussed below, with termination dates of September 30, 2005 and October 12, 2005, respectively.
     Salary and Benefits. Under the agreements, Messrs. Crellin and Glass and Ms. Lanier are each entitled to an annual base salary of $425,000, subject to annual increases based on performance. However, US Airways and Messrs. Crellin and Glass and Ms. Lanier have each agreed to an annual reduced base salary of $317,475, subject to annual increases based on performance.

     The employment agreements provide that if Messrs. Crellin and Glass and Ms. Lanier remain employed by US Airways at the time of the emergence from bankruptcy, all would be eligible to receive an award of restricted stock and/or a nonqualified stock option grant exercisable for shares of common stock under the 2005 Equity Incentive Plan. The Compensation and Human Resources Committee of the board of directors of US Airways Group has the discretion to determine the amount of restricted stock to award and/or the number of shares subject to the nonqualified stock option, and the award of restricted stock and the nonqualified stock option grant will be effective on the date of emergence from bankruptcy. The stock option would have a per share exercise price equal to the fair market value of the common stock on the date of grant. The restricted stock would vest 50% on the date it is granted and an additional 25% of the restricted stock would vest on each of the next two anniversaries of the date of grant. Similarly, 50% of the shares subject to the option would become exercisable on the date of grant and an additional 25% of the shares subject to the option would become exercisable on each of the next two anniversaries of the date of grant.
     Messrs. Crellin and Glass and Ms. Lanier will remain eligible to receive future grants and awards of restricted stock, options or other similar equity-based awards under the 2005 Equity Incentive Plan. After a change of control, Messrs. Crellin and Glass and Ms. Lanier will receive equity-based grants and awards at levels comparable to other key employees receiving regular and normal course grants with comparable vesting and exercisability terms.
     In addition to salary, the agreements provide Messrs. Crellin and Glass and Ms. Lanier will be eligible for an annual bonus in accordance with US Airways, Inc. Incentive Compensation Plan, or any successor plan, and will be eligible to participate in the US Airways, Inc. Long-Term Incentive Plan, or any successor plan, each as determined by the Compensation and Human Resources Committee of the board of directors.
     Under the agreement, Messrs. Crellin and Glass and Ms. Lanier are eligible to participate in the US Airways Group, Inc. Funded Executive Defined Contribution Plan and the US Airways Group, Inc. Unfunded Executive Defined Contribution Plan, collectively referred to as the defined contribution plans, and while participating in the defined contribution plans are not eligible for allocations of employer contributions under any other retirement plan or deferred compensation plan sponsored by US Airways Group or US Airways. Beginning in October 2006, subject to continued employment, Messrs. Crellin and Glass and Ms. Lanier are eligible to have certain defined contribution plan payments, which were previously reduced, restored over a two-year period. If prior to or during the repayment of these restoration payments, Messrs. Crellin or Glass or Ms. Lanier terminate employment due to death, disability, termination by US Airways without cause, or termination by the executive for good reason, the respective individual will be eligible for a lump sum payment equal to the present value of such restoration payments. If Messrs. Crellin or Glass or Ms. Lanier voluntarily terminate employment or US Airways terminates his or her employment for cause, then no restoration payments will be made to the individual, or if such payments have commenced, restoration payments will cease. While employed by US Airways, Messrs. Crellin and Glass and Ms. Lanier are eligible to participate in the welfare and fringe plans provided to other key employees.
     Termination of Employment. The employment of Messrs. Crellin and Glass and Ms. Lanier may be terminated at any time by mutual agreement, and terminates immediately upon death. US Airways may terminate the agreement with each individual on ten days written notice upon disability, or immediately upon written notice for “cause,” as defined in the agreements, or without cause. Messrs. Crellin and Glass and Ms. Lanier may voluntarily terminate employment for any reason upon fifteen business days notice, or for “good reason,” upon certain events as defined in the agreement, provided that

Messrs. Crellin and Glass and Ms. Lanier give certain periods of advance notice and opportunities to cure as required by the agreement.
     Obligations upon Termination. If the employment of Messrs. Crellin or Glass or Ms. Lanier is terminated due to death or disability, for cause or due to voluntary resignation without good reason, each individual is entitled to receive all reduced base salary and vacation accrued through the date of termination, within 30 days of the date of termination. If the employment of Messrs. Crellin or Glass or Ms. Lanier is terminated due to death or disability, US Airways must also pay a prorated annual bonus if annual bonuses are paid to executives for the year in which termination occurs. If Messrs. Crellin or Glass or Ms. Lanier is terminated due to disability, he or she will also be entitled to disability benefits on a level applicable for key employees. If US Airways terminates the employment of Messrs. Crellin or Glass or Ms. Lanier without cause or the individual terminates employment for good reason, he or she is entitled to receive: (i) all reduced base salary and vacation accrued through the date of termination; (ii) two times reduced base salary plus two times the target annual bonus if in effect for the year of termination (or if the bonus plan is not in effect and its suspension or termination was the reason for the termination of employment for good reason, two times the annual bonus for the year prior to the suspension/termination of the bonus plan); provided, however, if Messrs. Crellin or Glass or Ms. Lanier terminate for good reason due to being required to relocate, he or she will only receive 100% of reduced base salary and the annual bonus; (iii) a lump sum payment equal to the cost of COBRA continuation premiums for 18 months for the individual and his or her covered dependents under the medical, dental, vision and prescription drug plans; (iv) continued life insurance coverage for 18 months on the same premium and coverage basis (or an equivalent payment); (v) on-line, first class, positive space travel privileges for the individual and his or her eligible family members for life.
     In addition to the severance provisions above, if Mr. Crellin has been employed by US Airways for five years and his employment terminates for any reason, Mr. Crellin is entitled to: (i) travel privileges for life on the same basis as provided prior to termination, or if more favorable, any time after termination; (ii) continuation of health insurance benefits under the US Airways health insurance program until age 65, provided that Mr. Crellin continues to pay premiums at the same time and rate as active employees (and also provided that this coverage will be secondary if Mr. Crellin is eligible for health insurance through another employer); (iii) a lump sum cash payment equal to the present-value of post-age 65 lifetime medical benefits; and (iv) a lump sum cash payment that equals the difference between the value of the accrued but unused vacation paid to Mr. Crellin at the end of 2000 and the value of such a payment if it were calculated at his current rate of base salary on the date of termination.
     Other Obligations. In the event that any of the compensation of Messrs. Crellin or Glass or Ms. Lanier, whether required under the agreement or otherwise, would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), US Airways is required to pay to that individual an additional gross-up payment, so that after payment of all taxes (including interest or penalties) on the gross-up payment, he or she will retain an amount of the gross-up payment equal to the excise tax (and any penalties and interest on the excise tax). Each has agreed to hold the secret or confidential information, knowledge or data of US Airways Group, US Airways and its affiliates, as confidential, including after termination of employment. The agreement also provides that Messrs. Crellin and Glass and Ms. Lanier may not solicit customers or employees of US Airways, or its affiliates, for one year after termination and that Messrs. Crellin and Glass and Ms. Lanier will not make any disparaging statements about US Airways or discuss his or her termination of employment with certain specified persons. To receive the payments provided for under the agreements following termination of employment, each agreement provides that the respective individual must sign a general release of claims, and it also provides that if he or she breaches the restrictive covenants, he or she will forfeit payments and benefits being provided. In the event of a breach, US Airways can also seek repayment of amounts previously paid.
     This description of the letter agreement for Mr. Lakefield and the employment agreements for each of Messrs. Crellin and Glass and Ms. Lanier is qualified in its entirety by reference to the full text of the agreements, copies of which are attached hereto as Exhibits 10.2 – 10.5, respectively, and are incorporated herein by reference.

Director Compensation
     The board of directors of US Airways Group has approved the following compensation for each non-employee director. US Airways Group pays each of its non-employee directors an annual fee of $20,000, paid quarterly, for each fiscal year in which they serve as a director, and a fee of $1,000 for each board or committee meeting attended. Committee chairpersons also receive an additional annual fee of $4,000 per year, except that the audit committee chairperson’s annual fee is $10,000. Non-employee directors also receive an initial grant and annual grant of stock options to purchase 4,125 shares of US Airways Group common stock under the US Airways Group, Inc. 2005 Equity Incentive Plan, as described in more detail below. Each of US Airways Group’s non-employee directors and director’s spouse and the director’s dependent children, as well as a limited number of non-eligible family members or other persons, also receives free travel privileges on US Airways, including reimbursement for federal and state income taxes incurred by the director on that travel. US Airways Group also reimburses its directors for out-of-pocket expenses incurred in connection with attending meetings.
US Airways Group, Inc. 2005 Equity Incentive Plan
     Pursuant to US Airways Group’s plan of reorganization, the US Airways Group, Inc. 2005 Equity Incentive Plan for all employees, directors and consultants of US Airways Group became effective on September 27, 2005. The material terms of the equity incentive plan are described below.
     General
     The US Airways Group equity incentive plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock purchase awards, stock bonus awards, stock unit awards, and other forms of equity compensation (including performance-based stock awards), which are collectively referred to as stock awards, as well as performance-based cash awards. Incentive stock options may be granted under the equity incentive plan only to employees (including officers) of US Airways Group and its affiliates. Employees (including officers) of and consultants to US Airways Group and its affiliates, and non-employee directors of US Airways Group, are eligible to receive all other types of stock awards under the equity incentive plan. No person may be granted stock options or stock appreciation rights covering more than 1,000,000 shares of US Airways Group common stock during any calendar year.
     The board of directors of US Airways Group (or a committee or committees thereof) will administer the equity incentive plan. Subject to the provisions of the equity incentive plan, the board of directors has the authority to construe and interpret the equity incentive plan, and to determine the recipients, grant dates, number of shares of US Airways Group common stock to be subject to each stock award, and the terms and conditions of each stock award, including the vesting and exercisability period of the award, the exercise, purchase, or strike price of the award, and the type of consideration permitted to exercise or purchase the award. The board of directors also may accelerate the date on which any stock award vests or becomes exercisable.
     12.5% of the fully-diluted shares, as of the completion of the merger, of US Airways Group common stock, or 10,969,191 shares, is available for issuance under the equity incentive plan, any or all of which may be issued pursuant to incentive stock options. Shares of US Airways Group common stock issued under the equity incentive plan may be unissued shares or reacquired shares, purchased on the open market or otherwise.
     The number of shares of US Airways Group common stock available for issuance under the equity incentive plan will be reduced by (i) one share for each share of stock issued pursuant to a stock option or a stock appreciation right, and (ii) three shares for each share of stock issued pursuant to a stock purchase award, stock bonus award, stock unit award and other such full-value types of stock awards. Stock awards that are terminated, forfeited or repurchased from the US Airways Group equity incentive plan or the America West Holdings 2002 Incentive Equity Plan will result in an increase in the share reserve of the equity incentive plan in an amount corresponding to the reduction originally made in respect of the award.
     Options
     The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant and, in some cases, may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options may not be less than 100% of the fair market value of the stock on the date of grant.
     Options granted under the equity incentive plan may become exercisable in cumulative increments, or “vest,” as determined by the board of directors. Vesting typically will occur during the optionholder’s continued service with US Airways Group or an affiliate, whether that service is performed in the capacity of an employee, consultant or director, and regardless of any change in the capacity of the service performed. Options granted under the equity incentive plan may permit exercise prior to vesting. However, any unvested shares acquired under such an early exercise arrangement will be subject to repurchase by US Airways Group, should the participant’s service terminate before vesting.
     Options granted under the equity incentive plan generally terminate three months after termination of the participant’s service unless (i) termination is due to the participant’s death (or the participant dies within a specified time after termination of service), disability or retirement (as defined in the equity incentive plan), in which case the options may be exercised (to the extent they were exercisable at the time of the termination of service) at any time within three years following termination, (ii) the participant’s service is terminated for cause (as defined in the equity incentive plan), in which case the options will terminate upon the participant’s termination of service, or (iii) otherwise provided in the participant’s option agreement or employment agreement. In no event, however, may an option be exercised beyond the expiration of its term.
     Options Granted to Non-Employee Directors
     Non-employee directors automatically will be granted initial and annual nonstatutory options under the equity incentive plan without any board of directors action when the criteria for these grants are met. The board of directors may at any time, however, modify, amend or otherwise change the terms of the options to be granted to non-employee directors under the equity incentive plan. Each person who is appointed or elected for the first time to be a non-employee director on or after January 1, 2006 automatically will receive, at the time of his or her initial election to the board of directors, an option to purchase 4,125 shares of US Airways Group common stock. Each non-employee director automatically will receive an additional option to purchase 4,125 shares of US Airways Group common stock on the date of each annual meeting of the stockholders of US Airways Group, commencing with the first such annual meeting after January 1, 2006. This grant will be reduced, however, on a pro rata basis, for each month that person did not serve as a non-employee director during the twelve-month period preceding the annual grant date.
     The options granted to non-employee directors will be fully vested and exercisable on the date of grant.
     If a non-employee director’s service terminates, the options granted to that director will terminate three months after termination of service, except that, subject to the maximum ten-year term of the options, (i) if termination is due to death, disability, retirement (as defined in the equity Incentive plan) or a change in control (as defined in the equity incentive plan), options will remain exercisable for three years.
     Each initial and annual grant will be in the form of a stock option, except that it may be in the form of full value shares or stock units if the board of directors makes such a determination on or before December 31 of the prior calendar year. In that case, in lieu of an option, each director will receive a grant of full value shares or stock units for that number of shares determined by dividing the “fair value” (generally the Black-Scholes value) of an option to purchase 4,125 shares (or the reduced number of shares) by the US Airways Group common stock’s then current fair market value.
     Stock Appreciation Rights
     Each stock appreciation right is denominated in shares of US Airways Group common stock equivalents. Upon exercise of a stock appreciation right, US Airways Group will pay the participant an amount equal to the excess of (i) the aggregate fair market value of US Airways Group common stock on the date of exercise, over (ii) the strike price, which will be determined by the board of directors on the date of grant, but which may not be less than 100% of the fair market value of the stock on the date of grant. Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the board of directors.
     Upon termination of a participant’s service, the participant generally may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date that service relationship ends. In no event may a stock appreciation right be exercised beyond the expiration of its term.
     Stock Purchase Awards and Stock Bonus Awards
     The purchase price for stock purchase awards must be at least the par value of US Airways Group common stock. To the extent consistent with applicable law, the board of directors may grant stock bonus awards in consideration for past or future services rendered to US Airways Group or in exchange for any other form of legal consideration acceptable to the board of directors, without the payment of a purchase price. Shares of stock acquired under a stock purchase or stock bonus award may, but need not, be subject to a repurchase option in favor of US Airways Group or forfeiture to US Airways Group in accordance with a vesting schedule as determined by the board of directors. The board of directors has the authority to accelerate the vesting of stock acquired pursuant to a stock purchase or stock bonus award.
     Upon termination of a participant’s service, US Airways Group may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of that termination under the terms of the applicable stock purchase award or stock bonus award agreement.
     Stock Unit Awards
     The purchase price, if any, for stock unit awards may be paid in any form of legal consideration acceptable to the board of directors. Stock unit awards vest at the rate specified in the stock unit award agreement as determined by the board of directors. However, at the time of grant, the board of directors may impose additional restrictions or conditions that delay the delivery of stock, cash or other consideration subject to the stock unit award after vesting. Except as otherwise provided in the applicable award agreement, stock units that have not vested will be forfeited upon the participant’s termination of service.
     Other Equity Awards
     The board of directors may grant other equity awards that are valued in whole or in part by reference to US Airways Group common stock. Subject to the provisions of the equity incentive plan, the board of directors has the authority to determine the persons to whom and the dates on which such other equity awards will be granted, the number of shares of US Airways Group common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards.
     Performance-Based Awards
     Under the equity incentive plan, a stock or cash award may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals. All employees of and consultants to US Airways Group and its affiliates and directors of US Airways Group are eligible to receive performance-based awards under the equity incentive plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the board of directors. The performance goals will be based upon one or more pre-established criteria enumerated in the equity incentive plan. With respect to performance-based stock awards (other than stock options and stock appreciation rights), no individual may receive awards covering more than 1,000,000 shares during any calendar year. With respect to performance-based cash awards, no individual may receive an award greater than $5,000,000 during any calendar year.
     Changes to Capital Structure
     If any change is made to the outstanding shares of US Airways Group common stock without US Airways Group’s receipt of consideration (whether through a stock split or other specified change in the capital structure of US Airways Group), appropriate adjustments will be made to: (i) the maximum number and/or class of securities issuable under the equity incentive plan, (ii) the maximum number and/or class of securities for which any one person may be granted options and/or stock appreciation rights or performance-based stock awards per calendar year, and (iii) the number and/or class of securities and the price per share in effect under each outstanding stock award under the equity incentive plan.
     Corporate Transactions; Changes in Control
     Under the equity incentive plan, unless otherwise provided in a written agreement between US Airways Group or any affiliate and the holder of the stock award, in the event of a corporate transaction (as specified in the equity incentive plan), any or all outstanding stock awards under the equity incentive plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company) and any reacquisition or repurchase rights held by US Airways Group with respect to stock awards may be assigned to the surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by individuals whose continuous service with US Airways Group or its affiliates has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of the stock awards will be accelerated in full and such awards will terminate if not exercised prior to the effective date of the corporate transaction, and any reacquisition or repurchase rights held by US Airways Group will lapse, and (ii) with respect to any other stock awards, the vesting and exercisability provisions of those stock awards will not be accelerated and the awards will terminate if not exercised prior to the effective date of the corporate transaction (except that any reacquisition or repurchase rights held by US Airways Group with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction). In the event a stock award will terminate if not exercised, the board of directors may provide, in its sole discretion, that the holder of that stock award will receive a payment, in lieu of exercise, equal to the excess of the value of the property the holder would have received upon exercise over any exercise price.
     Other acceleration may be provided in individual stock award agreements or employment agreements based upon the occurrence of a corporate transaction (as defined in the plan) or other events, such as death, disability or a transaction constituting a change in control, all as set forth in an individual award or employment agreement.
     Duration, Termination and Amendment
     The board of directors may suspend or terminate the equity incentive plan without stockholder approval or ratification at any time. Unless sooner terminated, the equity incentive plan will terminate ten years after final approval by the Bankruptcy Court.
     The board of directors may amend or modify the equity incentive plan at any time. However, no amendment will be effective unless approved by the stockholders of US Airways Group, to the extent stockholder approval is necessary to satisfy applicable law.
     The board of directors may not, without obtaining the prior approval of US Airways Group’s stockholders, reduce the exercise price of any outstanding option under the equity incentive plan, cancel any outstanding option under the equity incentive plan and grant a new option, other stock award or other consideration in substitution or exchange therefor, or conduct any other action that is treated as a repricing under generally accepted accounting principles.
     This description of the US Airways Group, Inc. 2005 Equity Incentive Plan is qualified in its entirety by reference to the full text of the plan, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.
Equity Incentive Awards in Connection with the Merger
     On September 27, 2005, the board of directors granted stock appreciation rights pursuant to US Airways Group’s equity incentive plan as follows: Mr. Parker, 196,000; each executive vice president, 165,000; and each senior vice president, 51,500. Each stock appreciation right represents the right to receive the value of appreciation of one share of US Airways Group common stock in excess of the fair market value of such share on the date of grant. Subject to acceleration as described below, 50% of the stock appreciation rights granted will vest on the second anniversary of the effective time of the merger and 25% will vest on each of the third and fourth anniversaries of the effective time of the merger. The stock appreciation rights will be exercisable after vesting for a period of ten years from the date of grant.
     On September 27, 2005, the board of directors granted Mr. Parker 41,250 restricted stock units pursuant to US Airways Group’s equity incentive plan. Each restricted stock unit represents the right to receive one share of US Airways Group common stock if and when the restricted stock unit vests. Subject to acceleration as described below, 50% of the restricted stock units granted to Mr. Parker will vest on the second anniversary of the effective time of the merger and 25% will vest on each of the third and fourth anniversaries of the effective time of the merger.
     On September 27, 2005, the board of directors granted restricted stock units pursuant to US Airways Group’s equity incentive plan as follows: Mr. Parker, 20,625; each executive vice president,

10,300; and each senior vice president, 3,200. The restricted stock units provide that the restricted stock units will not vest and no underlying shares will be issued unless the operating certificates of both airlines have been combined within three years after the effective time of the merger. Subject to acceleration as described below and the restrictions described above, 50% of the restricted stock units will vest on each of the third and fourth anniversaries of the effective time of the merger.
     Other than with respect to restricted stock unit awards the vesting of which is conditioned upon combination of the operating certificates of both airlines, the vesting of each award described above will be accelerated if the executive who holds such award is terminated by US Airways Group without cause or by reason of death or disability, if the executive terminates his or her employment for good reason or if the executive is terminated involuntarily within 24 months of a subsequent change in control of US Airways Group.
     In consideration for the awards granted to him and the other senior executives under the equity incentive plan and for the options to purchase 500,000 shares of America West Holdings Class B common stock granted to him on August 4, 2005, Mr. Parker agreed to waive his rights to voluntarily terminate his employment without good reason in the two year period following the effective time of the merger and still receive full severance benefits under the terms of his employment agreement with respect to the change in control resulting from the merger, and US Airways Group anticipates that each of the other senior executives who received awards under the incentive plan will agree, in consideration for these awards, to waive any rights to future change-of-control severance payments by US Airways Group which might be triggered by this transaction.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Departure of Directors
     As of the completion of the merger between US Airways Group and America West Holdings on September 27, 2005, the following persons ceased being directors of US Airways Group and, as applicable, of US Airways: David G. Bronner, Thomas R. Harter, Magdalena Jacobsen, Robert L. Johnson, Joseph J. Mantineo, John A. McKenna, Jr., William D. Pollock, James M. Simon, Ronald E. Stanley and William T. Stephens.
     As of the completion of the merger on September 27, 2005, the following persons ceased being directors of America West Holdings: John L. Goolsby, Walter T. Klenz, Robert J. Miller and John F. Tierney.
Departure of Principal Officers
     As of the completion of the merger on September 27, 2005, the following persons ceased being principal officers of US Airways Group and US Airways: Bruce R. Lakefield – President and Chief Executive Officer of US Airways Group and US Airways, Ronald E. Stanley – Executive Vice President and Chief Financial Officer of US Airways Group and US Airways and Anita P. Beier – Senior Vice President – Finance and Controller, US Airways Group and US Airways.

Election of Directors
     As of the completion of the merger on September 27, 2005, the following persons became members of the board of directors of US Airways Group:
•	W. Douglas Parker, the Chairman and Chief Executive Officer of America West Holdings, who serves as Chairman and Chief Executive Officer of US Airways Group;

•	Bruce R. Lakefield, the former President and Chief Executive Officer of US Airways Group and US Airways, who serves as Vice Chairman of US Airways Group;

•	Herbert M. Baum, Richard C. Kraemer, Denise M. O’Leary, Richard P. Schifter and J. Steven Whisler, who were nominated by America West Holdings; and

•	Cheryl G. Krongard, Hans Mirka and George M. Philip, who were nominated by US Airways Group.
     Robert A. Milton, who was nominated by ACE Aviation Holdings Inc., Edward L. Shapiro, who was nominated by Par Investment Partners, L.P., and Richard A. Bartlett, who was nominated by Eastshore Aviation, LLC, were appointed to the board of directors on September 29, 2005, two business days following the date of the merger, in accordance with the stockholders agreements that were entered into among these entities and US Airways Group on September 27, 2005.
Committee Memberships
     The following directors will be members of the Audit Committee of the board of directors of US Airways Group: Denise M. O’Leary (Chairman), Herbert M. Baum, Richard C. Kraemer and George M. Philip.
     The following directors will be members of the Compensation and Human Resources Committee of the board of directors of US Airways Group: Herbert M. Baum (Chairman), Richard C. Kraemer, Cheryl G. Krongard, Denise M. O’Leary and Edward L. Shapiro.
     The following directors will be members of the Corporate Governance and Nominating Committee of the board of directors of US Airways Group: Richard C. Kraemer (Chairman), George M. Philip, Richard P. Schifter and J. Steven Whisler.
     The following directors will be members of the Finance Committee of the board of directors of US Airways Group: J. Steven Whisler (Chairman), Richard A. Bartlett, Hans Mirka, Richard P. Schifter and Edward L. Shapiro.
     The following directors will be members of the Labor Committee of the board of directors of US Airways Group: W. Douglas Parker (Chairman), Bruce R. Lakefield, Robert A. Milton and Richard P. Schifter.
Certain Relationships and Related Party Transactions
     Richard A. Bartlett, who has been nominated by Eastshore Aviation, LLC (“Eastshore”) as a member of US Airways Group’s board of directors, is a greater than 10% shareholder of Air Wisconsin Airlines Corporation (“Air Wisconsin”), the majority owner of Eastshore. Mr. Bartlett is also a minority owner of Eastshore. In February 2005, Eastshore entered into an agreement with US Airways Group to provide $125 million financing commitment to provide equity funding for a plan of reorganization, in the form of a debtor in possession term loan. Under the terms of US Airways Group’s plan of reorganization, Eastshore received a cash payment in the amount of all accrued interest on the loan, and the principal amount of $125 million was converted into 8,333,333 shares of US Airways Group common stock at a conversion price of $15.00 per share. In addition, Eastshore had an option, under certain circumstances, to purchase up to an additional 1,666,667 shares of US Airways Group common stock, which Eastshore transferred to Par Investment Partners, L.P (“Par”). US Airways Group will also make an offer to Eastshore, upon the expiration of the equity investor options, to repurchase shares of common stock held by Eastshore in an amount equal to one-third of the proceeds received from the exercise of the equity investor options at a purchase price of $15.00 per share. Eastshore will have the right, but not the obligation, to accept the offer in whole or in part for a period of at least 30 days after receipt of the offer. US Airways and Air Wisconsin also entered into a regional jet services agreement under which Air Wisconsin may, but is not required to, provide regional jet service under a US Airways Express code share arrangement. On April 8, 2005, Air Wisconsin notified US Airways Group of its intention to deploy 70 regional jets, the maximum number provided for in the agreement, into the US Airways Express network. The amount expected to be paid to Air Wisconsin in 2005 will be approximately $80 million.
     Robert A. Milton, who has been nominated by ACE Aviation Holdings Inc. (“ACE”) as a member of US Airways Group’s board of directors, is the Chairman, President and Chief Executive Officer of ACE. ACE purchased 5,000,000 shares of US Airways Group common stock at a purchase price of $15.00 per share, for a total investment of $75 million. ACE also had an option, under certain circumstances, to purchase up to an additional 1,000,000 shares of US Airways Group common stock at a purchase price of $15.00 per share. ACE transferred this option to Par. In addition, ACE or its subsidiaries entered into four separate memoranda of understanding with US Airways Group and America West Holdings relating to definitive commercial agreements to be entered into on market terms.
     Richard P. Shifter, a member of US Airways Group’s board of directors, is a partner of Texas Pacific Group, which was a controlling stockholder of America West Holdings prior to the completion of the merger. An affiliate of Texas Pacific Group received $6.4 million as an advisory fee for providing financial advisory services rendered in connection with the merger and in contribution for and reimbursement for certain expenses incurred by Texas Pacific Group and its affiliates in connection with the merger. In addition, Texas Pacific Group had agreed to reimburse America West Holdings approximately $2.5 million for expenses incurred by America West Holdings in the second half of 2004 on its behalf. The full amount was reimbursed to America West Holdings in 2005.
Appointment of Principal Officers
     As of the completion of the merger between America West Holdings and US Airways Group on September 27, 2005, the following individuals became principal officers of US Airways Group:
     W. Douglas Parker, Chairman of the Board, President and Chief Executive Officer and Director, Age 43. Mr. Parker served as Chairman of the Board, President and Chief Executive Officer of America West Holdings and as Chairman of the Board and Chief Executive Officer of America West Airlines, Inc. (“America West Airlines”) since September 2001, and served as a director of America West Holdings since 1999. Mr. Parker joined America West Holdings as Senior Vice President and Chief Financial Officer in June 1995. He was elected Executive Vice President of America West Holdings and

Executive Vice President — Corporate Group of America West Airlines in April 1999. He was elected President of America West Airlines in May 2000 and Chief Operating Officer of America West Airlines in December 2000. Mr. Parker serves as Chairman of the board of directors and Chief Executive Officer of US Airways Group as a Class III director.
     Alan W. Crellin, Executive Vice President — Operations, Age 58. Mr. Crellin joined US Airways Group in 1988 as a result of the acquisition of Pacific Southwest Airlines. He was promoted to serve as Vice President — Ground Services of US Airways Group in 1995. Mr. Crellin served as Senior Vice President — Customer Service of US Airways Group from 2000 until his election as Executive Vice President — Operations of US Airways Group and US Airways in January 2002. Prior to joining US Airways Group, Mr. Crellin held a variety of management positions with Pacific Southwest Airlines from 1971 to 1988, including Vice President — Customer Service. Mr. Crellin is responsible for operations, including safety, flight operations, maintenance, airports and inflight services at US Airways Group, and retains his title of Executive Vice President — Operations.
     Jeffrey D. McClelland, Executive Vice President and Chief Administrative Officer, Age 46. Mr. McClelland joined America West Airlines as Senior Vice President — Operations in September 1999. He was elected Executive Vice President — Operations in September 2001 and was elected Executive Vice President and Chief Operating Officer in November 2002. From 1991 until 1999, Mr. McClelland worked at Northwest Airlines, most recently as Senior Vice President — Finance and Controller. He is the Executive Vice President and Chief Administrative Officer at US Airways Group.
     Derek J. Kerr, Senior Vice President and Chief Financial Officer, Age 40. Mr. Kerr joined America West Airlines as Senior Director — Financial Planning in April 1996. He was elected to the position of Vice President — Financial Planning and Analysis in May 1998. In February 2002, Mr. Kerr was elected Senior Vice President — Financial Planning and Analysis. He was elected as Senior Vice President and Chief Financial Officer of America West Airlines and America West Holdings in September 2002 and retains his title at US Airways Group. Mr. Kerr serves as the principal financial officer and principal accounting officer of US Airways Group.
Employment Agreement with W. Douglas Parker
     Mr. Parker currently is a party to an employment agreement entered into with America West Holdings dated as of February 24, 2004. The principal terms of the agreement include the following:
     Positions. The employment agreement provides that Mr. Parker will serve as Chairman of the Board, President and Chief Executive Officer of America West Holdings and Chairman of the Board, President and Chief Executive Officer of America West Airlines.
     Term. The term of the agreement extends through December 31, 2007, and is automatically extended for successive one-year periods unless either party provides 15 months’ prior written notice that the term will not be extended.
     Compensation and Benefits. Mr. Parker will receive a minimum annual cash base salary in the amount of $550,000, or such higher amount as determined by the Compensation and Human Resources Committee. He is also eligible for an annual bonus based on a target of at least 80% of his base salary and a maximum of 160% of his base salary. Mr. Parker is also eligible to participate in the America West Holdings’ performance-based award plan and to receive equity-based incentive awards, including stock options and restricted stock awards. The employment agreement also provides for a $2 million term life insurance policy for beneficiaries designated by Mr. Parker.

     Termination Benefits. If Mr. Parker terminates his employment for good reason or for any reason within 24 months of a change in control (as defined below and which occurred on the effective date of the merger), or if America West Holdings terminates Mr. Parker’s employment for any reason other than misconduct, then Mr. Parker will receive the following termination benefits:
•	A severance payment equal to 200% of the sum of Mr. Parker’s current base salary plus the greater of (i) the average of Mr. Parker’s bonus with respect to the three calendar years immediately prior to the termination and (ii) the target bonus for the year of termination.

•	Accelerated vesting of all stock and other awards held by Mr. Parker pursuant to the America West Holdings’ incentive compensation plans, which awards shall remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award.

•	In respect of the performance-based award plan, a payment equal to 200% of the greater of (i) 125% of Mr. Parker’s current base salary and (ii) the amount that would have been paid to Mr. Parker if the total stockholder return for the performance cycle ending on December 31 of the year in which termination occurs had been measured as of the termination date.

•	Continued benefits for Mr. Parker and his dependents under all medical plans and programs maintained by America West Holdings for a period of 24 months from the date of termination.

•	Continued term life insurance for a period of 24 months from the date of termination.

•	Lifetime positive space travel privileges for Mr. Parker and his wife and dependents.

•	A tax gross-up payment to offset the taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.
     If Mr. Parker’s employment is terminated for any other reason, such as his death or disability, then Mr. Parker will receive varying combinations of termination benefits, including accelerated vesting of stock and other incentive compensation awards, continued health and life insurance benefits and travel privileges, depending on the specific circumstances of his termination.
     A “change in control” is defined in Mr. Parker’s employment agreement to include:
•	Individuals currently constituting the America West Holdings board of directors, or whose election to the board of directors is approved by at least two thirds of the incumbent directors, cease to constitute at least a majority of the America West Holdings board of directors.

•	An individual, entity or group acquires 25% or more of the combined voting power of America West Holdings or America West Airlines or more than 50% of the America West Holdings’ Class A common stock.

•	Any merger, consolidation or reorganization of the America West Holdings or America West Airlines is consummated, unless the America West Holdings’ stockholders continue to hold at least 75% of the voting power of the surviving entity.

•	America West Holdings or America West Airlines disposes of all or substantially all of its assets.
     Certain Tax Matters. The employment agreement also provides a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments due Mr. Parker are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.
Executive Change in Control and Severance Benefits Agreement
     America West Holdings entered into executive change in control and severance benefits agreements with certain of its executive officers, including Messrs. Kirby, McClelland and Kerr. The severance benefits agreements provide for the following benefits to the covered executives in the event of a change in control, which is defined to have the same meaning as that in Mr. Parker’s employment agreement described above:
•	Accelerated vesting of all outstanding stock options held by the executive.

•	Lifetime positive travel space privileges for the executive and his or her dependents.
     In addition, if the covered executive terminates his or her employment with America West Holdings within 24 months of a change in control for good reason or for any reason other than misconduct or disability, the covered executive is entitled to receive:
•	A payment equal to 200% of the executive’s current base salary.

•	A payment equal to 200% of the executive’s then current target bonus under America West Holdings’ annual bonus program.

•	In respect of the performance-based award plan, a payment equal to 200% of the greater of (i) the covered executive’s target award under the performance-based award plan and (ii) the amount that would have been paid to the covered executive if the total stockholder return for the performance cycle ending on December 31 of the year in which termination occurs had been measured as of the termination date.

•	Continued benefits for the executive and his or her dependents under all medical plans and programs for a period of 24 months.

•	Extended exercisability of all vested stock options until the earlier of (i) the expiration of the stock options in accordance with their terms or (ii) 18 months following the executive’s termination of employment.
Item 9.01. Financial Statements and Exhibits.
The following exhibits are filed with this report.

Exhibit No.	Description
10.1	US Airways Group, Inc. 2005 Equity Incentive Plan.

10.2	Letter Agreement between US Airways Group, Inc. and Bruce R. Lakefield dated as of September 27, 2005.

10.3	Employment Agreement between US Airways Group, Inc. and Alan W. Crellin dated as of September 27, 2005.

10.4	Employment Agreement between US Airways Group, Inc. and Jerrold A. Glass dated as of September 27, 2005.

10.5	Employment Agreement between US Airways Group, Inc. and Elizabeth K. Lanier dated as of September 27, 2005.

Exhibit No.	Description
10.6	Stock Unit Award Agreement between US Airways Group, Inc. and W. Douglas Parker as of September 27, 2005.

10.7	Form of Stock Unit Award Agreement.

10.8	Form of Stock Appreciation Right Award Agreement.
FORWARD-LOOKING STATEMENTS
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding the outlook of US Airways Group (the “Company”), expected fuel costs, the RASM environment, and expected financial performance. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results, the combined companies’ plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the ability of the Company to obtain and maintain any necessary financing for operations and other purposes (including compliance with financial covenants); the ability of the Company to maintain adequate liquidity; the impact of changes in fuel prices; the impact of economic conditions; changes in prevailing interest rates; the ability to attract and retain qualified personnel; the ability of the companies to attract and retain customers; the ability of the Company to obtain and maintain commercially reasonable terms with vendors and service providers; the cyclical nature of the airline industry; competitive practices in the industry, including significant fare restructuring activities by major airlines; labor costs; security-related and insurance costs; weather conditions; government legislation and regulation; relations with unionized employees generally and the impact and outcome of the labor negotiations; the impact of global instability including the potential impact of current and future hostilities, terrorist attacks, infectious disease outbreaks or other global events; the impact of the resolution of remaining claims in US Airways Group’s Chapter 11 proceedings; the ability of the Company to fund and execute its business plan following the Chapter 11 proceedings and the merger; and other risks and uncertainties listed from time to time in the companies’ reports to the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the filings of US Airways Group and America West Holdings with the SEC, which are available at www.usairways.com and www.americawest.com, respectively.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

US Airways Group, Inc. (REGISTRANT)
Date: October 3, 2005	By:	/s/ Derek J. Kerr
Derek J. Kerr
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

US Airways, Inc. (REGISTRANT)
Date: October 3, 2005	By:	/s/ Derek J. Kerr
Derek J. Kerr
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	US Airways Group, Inc. 2005 Equity Incentive Plan.

10.2	Letter Agreement between US Airways Group, Inc. and Bruce R. Lakefield dated as of September 27, 2005.

10.3	Employment Agreement between US Airways Group, Inc. and Alan W. Crellin dated as of September 27, 2005.

10.4	Employment Agreement between US Airways Group, Inc. and Jerrold A. Glass dated as of September 27, 2005.

10.5	Employment Agreement between US Airways Group, Inc. and Elizabeth K. Lanier dated as of September 27, 2005.

10.6	Stock Unit Award Agreement between US Airways Group, Inc. and W. Douglas Parker as of September 27, 2005.

10.7	Form of Stock Unit Award Agreement.

10.8	Form of Stock Appreciation Right Award Agreement.